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                                                                     Exhibit 3.1

                       UNANIMOUS CONSENT OF DIRECTORS OF
                               COST-U-LESS, INC.
                          IN LIEU OF SPECIAL MEETING


The undersigned, being all of the directors of Cost-U-Less, Inc., a Washington corporation (the "Company"), acting pursuant to RCW 23B.08.210 without the necessity of a formal meeting, hereby waive all notices, statutory and otherwise, and DO HEREBY UNANIMOUSLY ADOPT the following resolutions and DO HEREBY UNANIMOUSLY CONSENT to the taking of the actions therein set forth:

Amendment of the Bylaws
-----------------------

WHEREAS, the Board of Directors wishes to amend the Company's Bylaws to clarify that, consistent with the Company's Articles of Incorporation, shareholders shall not have the right to cumulate votes for the election of directors. NOW, THEREFORE, IT IS HEREBY

     RESOLVED, that the Board of Directors hereby approves the following amendments to the Company's Bylaws:

     1.   Section 2.14 shall be deleted in its entirety; and

     2. Section 3.3.2 shall be amended and restated in its entirety to read as follows:

          "3.3.2 Election

          Unless otherwise provided in the Articles of Incorporation, shareholders of this corporation shall not have the right to cumulate votes for the election of Directors."


General Authority
-----------------

     FURTHER RESOLVED, that the officers of the Company are authorized, empowered and directed, in the name and on behalf of the Company, to incur and pay such other costs and expenses, to take all such other actions, and to cause to be prepared and to execute, deliver, file and perform all other instruments, documents and certificates as in the judgment of the officers or counsel to the Company shall be necessary or advisable to carry out the intent of the foregoing resolutions; and the execution of any such instrument, document or certificate or the taking of any such action in connection with the foregoing shall conclusively establish the authority of the officer with respect thereto and the approval and ratification by the Company of the instrument, document or certificate so executed or the action so taken.
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This Consent may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. This Consent shall be effective on the date on which the final signature of the below-named directors is obtained.

DIRECTORS


/s/ J. Jeffrey Meder                   Dated:  July 24, 2001
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J. Jeffrey Meder


/s/ David A. Enger                     Dated:  July 24, 2001
-------------------------------
David A. Enger


/s/ Wayne W. Keener                    Dated:  July 24, 2001
-------------------------------
Wayne W. Keener


/s/ Gary W. Nettles                    Dated:  July 24, 2001
-------------------------------
Gary W. Nettles


/s/ George C. Textor                   Dated:  July 24, 2001
-------------------------------
George C. Textor

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